Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-184075 on Form S-8 of Liquidmetal Technologies, Inc. and subsidiaries (collectively, “the Company”) of our report dated February 26, 2013, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.  Our report dated February 26, 2013, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ SingerLewak LLP
Los Angeles, California
February 26, 2013